MORGENSTERN SVOBODA & BAER, CPA'S, P.C.

CERTIFIED PUBLIC ACCOUNTANTS
40 Exchange Place, Suite 1820
New York, NY 10005
TEL: (212) 925-9490
Fax: (212) 226-9134
E-MAIL: MORGENCPA@CS.COM

Board of Directors
New Medium Enterprises, Inc.
195 The Vale
London W3 7QS

We consent to the use of our report dated October 21, 2005, on page 17 of Form 10-KSB/A of New Medium Enterprises, Inc. for the year ended June 30, 2005, and our report dated May 15, 2006 of Form 10-QSB, included herein, and to the reference to our firm under the heading "Experts" in the prospectus. Our report dated May 15, 2006, contains an explanatory paragraph that states that the company has suffered recurring losses from operations, negative cash flow and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. The consolidated financials statements do not include any adjustments that might result from the outcome of the uncertainty.

/s/ MORGENSTERN, SVOBODA & BAER, CPA'S, P.C.
CERTIFIED PUBLIC ACCOUNTANTS

New York, NY
June 7, 2006